UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 12, 2005

Coherent, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-05255	94-1622541
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5100 Patrick Henry Drive

Santa Clara, CA 95054

(Address of principal executive offices, including zip code)

(408) 764-4000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                                Entry into a Material Definitive Agreement

  On September 12, 2005, the Board of Directors approved the following changes regarding director compensation:  (i) the Chairman of the Board to receive an annual retainer of $41,000; (ii) the lead independent director and chairman of the Audit Committee to receive an annual retainer of $33,000; (iii) all other directors (other than the Chief Executive Officer) to receive an annual retainer of $25,000; (iv) an increase in the meeting fees to $2,000 per meeting payable to the chairman of the Compensation Committee and the chairman of the Governance and Nominating Committee; and (v) directors (other than the Chief Executive Officer) to receive an annual grant of options to acquire 8,000 shares of Common Stock vesting 50% on each anniversary of the date of grant and an annual grant of 2,000 shares of restricted stock that vest 100% on the third anniversary of the date of grant.

On November 29, 2005, the Board of Directors determined that newly appointed directors (other than the Chief Executive Officer) would be entitled to receive a one time grant of:  (i) options to acquire 24,000 shares of Common Stock vesting 1/3 on each anniversary of the date of grant; and (ii) 2,000 shares of restricted stock that vest 100% on the third anniversary of the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHERENT, INC. a Delaware corporation
Date: January 11, 2006
	By:	/s/ Helene Simonet
Helene Simonet Executive Vice President and Chief Financial Officer